November 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated June 8, 2009, of Tyson Foods, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP